As filed with the U.S. Securities and Exchange Commission on July 31, 2019

Registration No. 333-230858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

WORLDPAY, INC. 2012 EQUITY INCENTIVE PLAN

MERCURY PAYMENT SYSTEMS, LLC 2010 UNIT INCENTIVE PLAN

WORLDPAY, INC. SAVE AS YOU EARN OPTION SCHEME (SUB-PLAN UNDER THE

WORLDPAY, INC. EMPLOYEE STOCK PURCHASE PLAN)

WORLDPAY GROUP PLC SAVINGS-RELATED SHARE OPTION SCHEME

(Full Title of the Plan)

Marc M. Mayo, Esq.

Corporate Executive Vice President and Chief Legal Officer

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and Address of Agent for Service)

(904) 438-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,258,452(2)	(3)	(3)	(3)

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents shares of our Common Stock issuable in the future under stock options, time-vesting restricted stock units and performance-vesting restricted stock units outstanding pursuant to the Worldpay, Inc. 2012 Equity Incentive Plan, the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, the Worldpay, Inc. Save As You Earn Option Scheme (a sub-plan under the Worldpay, Inc. Employee Stock Purchase Plan), and the Worldpay Group plc Savings-Related Share Option Scheme, each as amended to date (collectively, the “Worldpay Plans”), which awards were assumed by us in connection with the acquisition of Worldpay, Inc. (“Worldpay”) on July 31, 2019.

(3)

This Post-Effective Amendment No. 1 on Form S-8 covers securities that were originally registered on the Registrant’s Registration Statement on Form S-4 (File No. 333-230858), as amended by Pre-Effective Amendment No. 1, filed on June 5, 2019 (the “Form S-4”). All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 1 relates.

EXPLANATORY NOTE

Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), hereby amends its Registration Statement on Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 7,258,452 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that are reserved for issuance by the Registrant upon settlement of outstanding awards issued under the Worldpay Plans to individuals employed by Worldpay at the effective time of the Merger, as defined below. All such shares of Common Stock were originally registered on the Form S-4.

On March 17, 2019, FIS entered into a merger agreement to acquire Worldpay, Inc. (“Worldpay”). On July 31, 2019, Wrangler Merger Sub, Inc., a wholly-owned subsidiary of Registrant, merged with and into Worldpay, with Worldpay being the surviving corporation and continuing as a wholly-owned subsidiary of Registrant (the “Merger”). Pursuant to the terms of the Merger, at the effective time of the Merger, certain outstanding awards issued under the Worldpay Plans were assumed by the Registrant and converted into awards with respect to the Registrant’s Common Stock, based on a formula described in the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Worldpay Plans, as required by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	Our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

(b)	Our quarterly report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on April 30, 2019;

(c)	Our definitive proxy statement on Schedule 14A filed with the SEC on April 12, 2019;

(d)

Our current reports on Form 8-K, filed with the SEC on March 8, 2019, March  18, 2019 (report filed at 8:30:28 a.m. EDT), March  18, 2019 (report filed at 5:11:04 p.m. EDT), April 11, 2019, May 13, 2019, May 17, 2019, May  21, 2019, May 23, 2019, June 4, 2019, July  3, 2019, July  5, 2019, July  24, 2019 and July 31, 2019, and

(e)

The description of the our Common Stock, par value $0.01 per share, included in our registration statement on Form 10, as amended, filed with the SEC on June 11, 2001 under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Worldpay Plans meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Georgia Business Corporation Code. Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (c) of Section 14-2-851 of the Georgia Code provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the Georgia Code. Subsection (d) of Section 14-2-851 of the Georgia Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Code, a court shall order a corporation to indemnify or give an advance for expenses to a director if, after application by a director for indemnification or advancement of expenses, such court determines the director is entitled to indemnification under the indemnification provisions of the Georgia Code or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Code or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the Georgia Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 14-2-857 of the Georgia Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely in his or her capacity as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes: (A) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (B) acts or omissions which involve intentional misconduct or a knowing violation of law; (C) the types of liability set forth in Section 14-2-832 of the Georgia Code, or (D) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the Georgia Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Code and may apply to a court under Section 14-2-854 of the Georgia Code for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

FIS’ Bylaws. Article V of FIS’ Amended and Restated Bylaws requires FIS to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of FIS, because such person is or was a director or officer of FIS against liability incurred in such proceeding. FIS’ bylaws generally prohibit FIS from indemnifying any officer or director who is adjudged liable to FIS or is subjected to injunctive relief in favor of FIS for:

• any appropriation, in violation of the director’s or officer’s duties, of any business opportunity of FIS;

• acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in Section 14-2-832 of the Georgia Code; or

•	any transactions from which the director or officer derived an improper personal benefit.

In each case, if any person is entitled to indemnification by FIS for some portion of liability incurred, but not the total amount thereof, FIS shall indemnify such person for the portion of such liability to which such person is entitled.

FIS’ bylaws require FIS, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The indemnification provided by the Georgia Code and FIS’ bylaws is not exclusive of any other rights to which a director or officer of FIS may be entitled. FIS’ directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation, effective as of February 1, 2006 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)

4.2	Articles of Amendment to the Articles of Incorporation, effective as of November 13, 2012 (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013)

4.3	Articles of Amendment to the Articles of Incorporation, effective as of July 30, 2014 (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014)

4.4	Articles of Amendment to the Articles of Incorporation, effective as of July 31, 2019 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on July 31, 2019)

4.5	Fourth Amended and Restated Bylaws dated January 25, 2017 (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 27, 2017)

4.6	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

4.7	Worldpay, Inc. 2012 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.40 to Worldpay, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 on February 28, 2018)

4.8	Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as restated and assumed by Worldpay, Inc. (incorporated herein by reference to Exhibit 4.3 to Worldpay, Inc.’s Registration Statement on Form S-8 filed on June 19, 2014)

4.9	Worldpay, Inc. Save As You Earn Option Scheme, sub-plan under the Worldpay, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Appendix I to Worldpay, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2018)

4.10	Worldpay Group plc Savings-Related Share Option Scheme*

5.1	Opinion of Counsel, as to the validity of the shares of Common Stock**

23.1	Consent of Counsel (included in Exhibit 5.1)**

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (with respect to Fidelity National Information Services, Inc.)*

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (with respect to Worldpay, Inc.)*

24.1	Power of Attorney***

*	Filed herewith.
**	Previously filed as exhibit 5.1 to Form 8-K filed by Fidelity National Information Services, Inc. on July 31, 2019.
***	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 31 2019.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Marc M. Mayo
	Name:	Marc M. Mayo
	Title:	Corporate Executive Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Gary A. Norcross	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 31, 2019

* James W. Woodall	Corporate Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2019

*	Chief Accounting Officer and Controller	July 31, 2019
Kathleen T. Thompson	(Principal Accounting Officer)

*	Director	July 31, 2019
Ellen R. Alemany

*	Director	July 31, 2019
Keith W. Hughes

*	Director	July 31, 2019
David K. Hunt

*	Director	July 31, 2019
Louise M. Parent

*	Director	July 31, 2019
Brian T. Shea

*	Director	July 31, 2019
James B. Stallings, Jr.

*

The undersigned, by signing his name hereto, signs and executes this Registration Statement on behalf of each of the above named persons specified by an asterisk (*), pursuant to a Power of Attorney executed by such persons and previously filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-4 (registration number 333-230858) filed on April 15, 2019.

By:	/s/ Marc M. Mayo
Marc M. Mayo Attorney-in-Fact